Exhibit 5.1

July 24, 2012

AMAG Pharmaceuticals, Inc.
100 Hayden Avenue
Lexington, Massachusetts 02421

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the proposed issuance of up to 400,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), pursuant to the Company’s Non-Plan Restricted Stock Unit Agreement (the “RSU Agreement”) and the Company’s Non-Plan Stock Option Agreement (the “Stock Option Agreement” and together with the RSU Agreement, the “Award Agreements”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, each as currently in effect, the Award Agreements, and originals, or copies certified to our satisfaction, of such other documents, records, certificates, memoranda and other instruments as we deemed necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Award Agreements and the Registration Statement, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Regards,

COOLEY LLP

By:	/s/ Miguel J. Vega
Miguel J. Vega, Partner

500 BOYLSTON STREET, BOSTON, MA 02116-3736  T: (617) 937-2300  F: (617) 937-2400  WWW.COOLEY.COM